Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus to Preliminary Terms No. 5,175 Filed pursuant to Rule 433 Registration Statement Nos. 333-250103; 333-250103-01 May 18, 2022

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due June 3, 2027, with 1-Year Initial Non-Call Period

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Market measure	S&P 500® Index (the “underlying index”)
Pricing date*	May 31, 2022
Original issue date*	June 3, 2022
Face amount	$1,000 per security
Automatic call	The securities are not subject to automatic call until approximately one year after the original issue date. Following this 1-year non-call period, if, on any determination date, beginning on June 5, 2023, the closing level of the underlying index is greater than or equal to the starting level, the securities will be automatically called for the applicable call payment on the related call settlement date.

Determination dates* and call premiums	Determination Date	Call Premium†
	June 5, 2023	At least 7.90% of the face amount
	December 4, 2023	At least 11.85% of the face amount
	June 3, 2024	At least 15.80% of the face amount
	December 3, 2024	At least 19.75% of the face amount
	June 3, 2025	At least 23.70% of the face amount
	December 3, 2025	At least 27.65% of the face amount
	June 3, 2026	At least 31.60% of the face amount
	December 3, 2026	At least 35.55% of the face amount
	May 26, 2027 (the “final determination date”)	At least 39.50% of the face amount

†to be determined on the pricing date

Call settlement dates	Five business days after the applicable determination date; provided that the call settlement date for the final determination date is the maturity date.
Maturity payment amount (per security)	▪ if the ending level is less than the starting level but greater than or equal to the threshold level: $1,000; or ▪ if the ending level is less than the threshold level:
Maturity date*	June 3, 2027
Starting level	The closing level on the pricing date
Ending level	The closing level on the final determination date
Threshold level	90% of the starting level
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount**	Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $28.25 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $17.50 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.
CUSIP	61774DFF9
Tax considerations	See preliminary terms

Hypothetical Payout Profile***

***assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date

If the securities are not automatically called and the ending level is less than the threshold level, you will receive less, and up to 90% less, than the face amount of your securities at maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the underlying index on the applicable determination date significantly exceeds its starting level. You will not participate in any appreciation of the underlying index.

The face amount of each security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security.  We estimate that the value of each security on the pricing date will be approximately $951.10, or within $51.10 of that estimate.  Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.  See “Estimated Value of the Securities” in the accompanying preliminary terms for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary terms referenced below, product supplement for auto-callable securities, index supplement and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Preliminary terms:

https://www.sec.gov/Archives/edgar/data/895421/000095010322008780/
dp173430_fwp-ps5175.htm

*subject to change

** In addition, selected dealers may receive a fee of up to 0.50% for marketing and other services.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities.  See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary terms. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms, product supplement for auto-callable securities, index supplement and prospectus.  Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

•	The securities do not pay interest or guarantee the return of the face amount of your securities at maturity.

•	The appreciation potential of the securities is limited by the call payment specified for each determination date.

•	The market price will be influenced by many unpredictable factors.

•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	Investing in the securities is not equivalent to investing in the underlying index.

•	Reinvestment risk.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

•	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	The securities will not be listed on any securities exchange and secondary trading may be limited.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

•	The maturity date may be postponed if the final determination date is postponed.

•	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Index

•	Adjustments to the underlying index could adversely affect the value of the securities.

•	Historical levels of the underlying index should not be taken as an indication of the future performance of the underlying index during the term of the securities.

For more information about the underlying index, including historical performance information, see the accompanying preliminary terms.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the applicable product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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